TIME WARNER ENTERTAINMENT COMPANY, L.P.
                            SUPPLEMENTARY INFORMATION
          SUMMARIZED FINANCIAL INFORMATION OF THE TIME WARNER SERVICE
                                PARTNERSHIPS
                                (Unaudited)

   The Time Warner General Partners are the general partners of the Time Warner Service Partnerships and collectively hold a 100% priority capital interest and 87.5% residual equity interest therein. The assets of the Time Warner Service Partnerships principally include the satellite receiving dishes and broadcast antennas used by TWE's Cable division, the transponders and other transmission equipment employed by TWE's Programming-HBO and Filmed Entertainment divisions and TWE's equity interests in certain programming entities. A summary of financial information of the Time Warner Service Partnerships is set forth below:

TIME WARNER SERVICE PARTNERSHIPS
                                               Three Months     Six Months
                                               Ended June 30,   Ended June 30,
                                               1995     1994    1995    1994
                                                         (millions)
   Operating Statement Information
   Revenues                                     $ 39   $ 9     $ 71   $ 17
   Operating income (loss)                         1    (2)       1     (8)
   Gain on investments                             -     2      126      5
   Net income (loss)                              (3)   (5)     128    (13)

                                                     June 30,    December 31,
                                                       1995         1994
                                                          (millions)
Balance Sheet Information
   Investments and advances                             $ 67       $156
   Property, plant and equipment, net                    194        120
   Due from (to) Time Warner                              29        (38)
   Total assets                                          307        279
   Total liabilities                                      48        101